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                                                                    Exhibit 99.4

                                  March 3, 2003

Robert L. Gerry, III
4600 Post Oak Place, Suite 309
Houston, Texas 77027

Dear Mr. Gerry:

Reference is made to the Employment Agreement (the "Employment Agreement") dated August 1, 1997 by and between VAALCO Energy, Inc., a Delaware corporation (the "Company"), and Robert L. Gerry, III ("Executive"). The Company and the executive agree that Section 3.C of the Employment Agreement is hereby amended to permit Executive to pay the option price in cash or by tendering to the Company shares of Company common stock, par value $.10 per share, or any combination thereof. The common stock so tendered will be valued on the date of exercise by the board of directors of the Company in such manner as the board of directors shall deem appropriate.

Except as explicitly amended by this letter, the terms, conditions, rights and obligations under the Employment Agreement shall remain in full force and effect.

Very truly yours,

VAALCO ENERGY, INC.

By:  __________________________
Name: _________________________
Title: ________________________



Accepted:

_______________________________
Robert L. Gerry, III